Exhibit 2.3

WARRANT ASSUMPTION AGREEMENT

THIS WARRANT ASSUMPTION AGREEMENT (this “Warrant Assumption Agreement”) is entered into as of January 27, 2022 by and among SPORTS ENTERTAINMENT ACQUISITION CORP., a Delaware corporation (the “SEAC”), SUPER GROUP (SGHC) LIMITED, a company incorporated under the laws of Guernsey (“NewCo”), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York limited purpose trust company (the “Warrant Agent”).

WHEREAS, SEAC and the Warrant Agent are parties to that certain Warrant Agreement dated as of October 6, 2020 (the “Warrant Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the BCA (as defined below));

WHEREAS, NewCo, SGHC Limited, a company incorporated under the laws of Guernsey (the “Company”), Super Group (SGHC) Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub”), Sports Entertainment Acquisition Holdings, LLC, a Delaware limited liability company (the “Sponsor”) and SEAC are parties to that certain Business Combination Agreement, dated as of April 23, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “BCA”), pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into SEAC, with SEAC being the surviving corporation and a wholly owned subsidiary of NewCo (the “Merger”); and

WHEREAS, pursuant to the terms and conditions of each of the Warrant Agreement and the BCA, at the Merger Effective Time (as defined in the BCA), by virtue of the Merger and without any action on the part of any Party or any other Person, including any holder of SEAC Warrants, each SEAC Warrant that is outstanding immediately prior to the Merger Effective Time shall be assumed by NewCo and, by its terms, automatically convert into a warrant exercisable for an equivalent number of NewCo Common Shares (as defined in the BCA) (“NewCo Warrant”), which NewCo Warrants will have the same terms and be subject to the same conditions as set forth in the Warrant Agreement (other than that any reference to SEAC or the “Company” therein should be construed as a reference to NewCo) and in the BCA.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SEAC, NewCo and the Warrant Agent hereby agree as follows:

1.	Assignment and Assumption.

(a)    Upon the Merger Effective Time, SEAC hereby assigns, and NewCo hereby assumes, the rights and obligations of SEAC under the Warrant Agreement and the SEAC Warrants, including the obligation to issue NewCo Common Shares upon the exercise of the SEAC Warrants, and NewCo hereby agrees to faithfully perform, satisfy and discharge when due, the liabilities and obligations of SEAC under the Warrant Agreement and the SEAC Warrants. As a result of the preceding sentence, upon and subject to the occurrence of the Merger Effective Time, each SEAC Warrant will be automatically converted into a NewCo Warrant to purchase NewCo Common Shares pursuant to the terms and conditions of the Warrant Agreement.

(b)    NewCo acknowledges and agrees that, subject to the terms of the Warrant Agreement, the SEAC Warrants and this Warrant Assumption Agreement, the Warrant Agreement and the SEAC Warrants shall continue in full force and effect and that all of the SEAC’s obligations thereunder shall be valid and enforceable as against NewCo upon the Merger Effective Time and shall not be impaired or limited by the execution or effectiveness of this Warrant Assumption Agreement.

(c)    This Warrant Assumption Agreement is being executed and delivered pursuant and subject to the Warrant Agreement. Nothing in this Warrant Assumption Agreement shall, or shall be deemed to, defeat, limit, alter, impair, enhance or enlarge any right, obligation, claim or remedy created by the Warrant Agreement or any other document or instrument delivered pursuant to or in connection with it.

(d)    Notwithstanding the arbitration provision set forth in the NewCo Governing Documents (as defined in the BCA), the choice of law and jurisdiction provisions set forth in the Warrant Agreement and this Warrant Assumption Agreement shall continue to govern the rights and obligations of the parties to the Warrant Agreement and this Warrant Assumption Agreement in all respects. NewCo hereby waives any objection to the jurisdiction provision governing the terms of the Warrant Agreement and this Warrant Assumption Agreement.

2.	Miscellaneous.

(a)    Governing Law and Jurisdiction. The validity, interpretation, and performance of this Warrant Assumption Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. NewCo hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Assumption Agreement shall be brought and enforced in the courts of the City of New York, County of New York, State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. NewCo hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon NewCo may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to Donald J. Puglisi, the duly authorized representative in the United States of NewCo at the address set forth below:

Donald J. Puglisi, Esq.

Puglisi & Associates

850 Library Avenue #204

Newark, Delaware 19711

in each case, with copies to:

Super Group (SGHC) Limited

Kingsway House, Havilland Street

St. Peter Port, Guernsey, GYI 2QE

Attn: Richard Hasson, Chief Operating Officer

and

Cooley (UK) LLP

Dashwood

69 Old Broad Street

London EC2M 1QS, UK

Attn: Justin Stock, Garth Osterman and Miguel J. Vega

E-mail: jstock@cooley.com; gosterman@cooley.com; and mvega@cooley.com or to such other address or addresses as the parties may from time to time designate in writing. NewCo herewith irrevocably appoints Donald J. Puglisi as its agent for service of process in relation to this Warrant Assumption Agreement or the Warrant Agreement.

For the purpose of Section 9.2 of the Warrant Agreement, (i) the address of SEAC or the “Company” therein shall be changed to the address of Donald J. Puglisi (including copies to NewCo and Cooley LLP) as above, and (ii) the address of the Warrant Agent shall be changed as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

in each case, with copies to:

Cooley (UK) LLP

Dashwoo

69 Old Broad Street

London EC2M 1QS, UK

Attn: Justin Stock, Garth Osterman and Miguel J. Vega

E-mail: jstock@cooley.com; gosterman@cooley.com; and mvega@cooley.com

and

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attn: Carl Marcellino, Paul D. Tropp and Rachel Phillips

Email: carl.marcellino@ropesgray.com; Paul.Tropp@ropesgray.com ; and Rachel.phillips@ropesgray.com

(b)    Binding Effect. This Warrant Assumption Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

(c)    Entire Agreement. This Warrant Assumption Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as expressly set forth in this Warrant Assumption Agreement, provisions of the Warrant Agreement which are not inconsistent with this Warrant Assumption Agreement shall remain in full force and effect. This Warrant Assumption Agreement may be executed in counterparts.

(d)    Severability. This Warrant Assumption Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Assumption Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Warrant Assumption Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(e)    Amendment. This Warrant Assumption Agreement may not be amended, except by an instrument in writing signed by each party hereto.

(f)    Termination. If the BCA is terminated in accordance with its terms before the Merger Effective Time, this Warrant Assumption Agreement shall immediately terminate and cease to be any force or effect, without any liability on the part of any party hereto, as if this Warrant Assumption Agreement had not been executed and delivered.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant Assumption Agreement as of the date first written above.

SPORTS ENTERTAINMENT ACQUISITION CORP.

By:	/s/ Eric Grubman
Name:	Eric Grubman
Title:	Chairman of the Board and Chief Financial Officer

[Signature Page to Warrant Assumption Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant Assumption Agreement as of the date first written above.

SUPER GROUP (SGHC) LIMITED

By:	/s/ Robert Dutnall
Name:	Robert Dutnall
Title:	Director

[Signature Page to Warrant Assumption Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant Assumption Agreement as of the date first written above.

SUPER GROUP (SGHC) LIMITED

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Steven Vacante
Name:	Steven Vacante
Title:	Vice President

Signature Page to

Warrant Assumption Agreement